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                                                                     EXHIBIT 5.1


                       [Letterhead of Baker Botts L.L.P.]


December 7, 2001


Reliant Resources, Inc.
1111 Louisiana
Houston, Texas  77002

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Reliant Resources, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to $65,000,000 of unsecured obligations of the Company to pay deferred compensation (the "Deferred Compensation Obligations") in the future in accordance with the terms of the Reliant Resources, Inc. Deferral Plan (the "Plan"), certain legal matters in connection with the Deferred Compensation Obligations are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting rights and remedies of creditors or by general principles of equity.

                  We are members of the Texas Bar and the opinions set forth above are limited in all respects to the laws of the State of


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Texas and the General Corporation Law of the State of Delaware each as in effect on the date hereof. We consent to the filing of this opinion of counsel as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        BAKER BOTTS L.L.P.